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                                                                     Exhibit 4.6

HUMAN RESOURCES               HUMAN RESOURCES DEPARTMENT

                            Paris, December ___, 2004

       CUSTODY ACCOUNT MEMORANDUM - SPECIAL STOCK AWARD PLAN FOR 2004-2005

      Dear Madam, Sir,

      As you know, you have received a conditional grant of SCOR shares pursuant to the Special Stock Award Plan for SCOR 2004 - 2005.

      As detailed in the Plan, the ownership of one-half of the shares will be transferred to you on January 10, 2005 (the First Effective Ownership Transfer Date), the second half of the Shares will be transferred to you on November 10, 2005 (the Second Effective Ownership Transfer Date), provided that you meet the terms and conditions of the grant of Shares as set forth in the Plan.

      In particular, the Plan provides as one of the conditions of the grant, that you must open a custody account on or before January 9, 2005 with Euro Emetteurs Finances (EEF), with which SCOR has signed an agreement to manage the plan, into which custody account your Shares will be deposited.

      To open your custody account you must:

      - initial all the pages and sign page 2 of one copy of the appended custody account agreement, which you should first read carefully,

      - attach:

            - a legible photocopy of a valid piece of ID,

            - a photocopy of proof of your current residence no more than three months old,

            - an IBAN number for employees with accounts outside of France (you must complete very carefully this item of the custody agreement with the help of your bank),

      - return the above-mentioned documents, PRIOR TO DECEMBER ___, 2004, to your employer's Human Resources department.

      Provided that you meet all of the terms and conditions of the Plan (in particular the condition relating to the opening of your custody account), the shares granted to you under the Plan will be transferred on the Effective Ownership Transfer Dates to your custody account. EEF will then send you an account statement confirming the registration of these shares.

      You also have the opportunity to elect to receive AMERICAN DEPOSITARY SHARES (ADS) corresponding to the shares you have been granted conditionally. Should you elect for a delivery of the corresponding ADSs, your shares will be deposited with the depositary under the ADS facility and you will receive the corresponding ADSs. Any ADSs will be delivered to you in global form through the Depositary Trust Company and registered in the name of a brokerage account you may designate.

      Nonetheless, your election for a delivery of ADSs corresponding to the granted shares does not exempt you from timely opening your custody account with EEF.

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To elect for a delivery of ADS, you must:

      - complete very carefully, initial and sign the "Certificate" attached hereto,

      - return such duly initialled and signed "Certificate", PRIOR TO DECEMBER ___, 2004, to your employer's Human Resources department.

If you fail to timely return your "Certificate", on or before December ___, 2004, your election for receiving the ADSs corresponding to the shares that have been granted to you will be void.

We ask you to please note the following:

- If you fail to open your custody account in accordance with the instructions provided in this custody account memorandum, on or before January 9, 2005, you shall forfeit all rights to receive shares under the Plan.

- SCOR will pay the custody fees for this account and will also pay trading fees for up to two sales transactions a year (1).

-If you terminate your employment with the SCOR group, you will no longer be permitted to utilize your custody account with EEF and you undertake, by signing the custody account agreement, to immediately transfer your SCOR shares to any other account that you may designate at that time. SCOR will not be responsible for any costs related to the new account or any fees related to any trades that occur after your employment with the SCOR group terminates.

- Sell orders must be made using the appended form and sent, BY POST OR FAX to:

EURO EMETTEURS FINANCE
Service Accueil Actionnaires
48, boulevard des Batignolles
75017 Paris
FRANCE
Fax: +33 (0)1 55 30 59 20

If you wish to have EEF sell some or all of the shares that will be transferred to you on January 10, 2005, you must send your sell order so that EEF receives it from January 5, 2005 to January 9, 2005 (noon - Paris time). If you do so, your sell order will be implemented by EEF on January 10, 2005 at 9 am (Paris
Time), based on the stock market opening price.

Any sell orders that you send on or after January 10, 2005 will be processed by EEF, pursuant to your instructions, within 48 hours after receipt by EEF.

For more information, you may consult the FAQ section on the myscor intranet.

For information concerning your custody account or how to place an order, you may contact EEF (from 9 am to 6 pm - Paris Time):

Telephone number for beneficiaries outside of France: +33 1 55 30 59 18

You also may e-mail any questions you may have to eef_accueil_actionnaire@eef.fr

Yours Sincerely,

Human Resources Department.

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(1) These fees, which include a minimum charge of (euro) 14, are 0.75% of transactions up to (euro)10,000 and 0.56% above (euro)10,000.

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                   Model letter - instructions of the employee

                                   CERTIFICATE

I hereby deposit the ordinary shares described in (2) below with the Bank of New York ("the Depositary") in order that I may receive American Depositary Shares ("ADSs") corresponding to such ordinary shares. I hereby direct that the Depositary execute and deliver such ADSs in the form and to the person or persons described below. I hereby certify and confirm that the information set forth below is true and correct.

(1)   Name :

(2)   Number of ordinary shares to deposit :

(3) Deliver the ADSs in global form delivered through the Depositary Trust Company and registered in the name of the following brokerage account :

      a.    Name of broker      :

      b.    Address of broker   :

      c.    Contact             :

      d.    DTC#                :

      e.    Account Number      :

      f.    Account name        :

Signature : ___________________

Date: _________________________